                                                            EXHIBIT 10.23



                                                           EXECUTION COPY














                            SHAREHOLDERS' AGREEMENT
                          AND AGREEMENT NOT TO COMPETE


                                  By And Among


                          CENTRAL PARKING CORPORATION


                             MONROE J. CARELL, JR.,


                                 LEWIS KATZ and
                                 SAUL SCHWARTZ







                                  Dated As Of



                               February 12, 1998

                               TABLE OF CONTENTS

                                                                            Page
ARTICLE I. Definitions ........................................................1
          Section 1.01  Certain Definitions ...................................1

ARTICLE II. Board Representation ..............................................4
          Section 2.01  Board of Directors ....................................4
          Section 2.02  Removal of Designated Directors; Vacancies ............5
          Section 2.03  Charter and By-Laws; Fiduciary Duties .................5
          Section 2.04  Voting ................................................5
          Section 2.05  No Duty to Designate ..................................6
          Section 2.06  Directors and Officers Insurance Policy ...............6


ARTICLE III. Transfers ........................................................6
          Section 3.01  Transfers of Securities ...............................6


ARTICLE IV. Non Competition ...................................................7
          Section 4.01  KSHC Shareholder Non Competition ......................7

ARTICLE V. Representations and Warranties .....................................9
          Section 5.01  Representations and Warranties of the Parent ..........9
          Section 5.02  Representations and Warranties of the Shareholders ...10

ARTICLE VI. Indemnification; Releases ........................................11
          Section 6.01  Obligation of the KSHC Shareholders to Indemnify .....11
          Section 6.02  Certain Indemnification Procedures ...................11
          Section 6.03  Releases; Obligation of the Parent to Indemnify ......14
          Section 6.04  Releases .............................................15
          Section 6.05  No Other Representations and Warranties ..............15

ARTICLE VII. Shareholders Representatives ....................................16
          Section 7.01  KSHC Shareholder Representative ......................16

ARTICLE VIII. Miscellaneous ..................................................17
          Section 8.01  Further Assurances ...................................17
          Section 8.02  Effectiveness ........................................17
          Section 8.03  Notices ..............................................17
          Section 8.04  Legends ..............................................19
          Section 8.06  Amendments, Waivers, Etc. ............................19
          Section 8.07  Successors and Assigns ...............................19

          Section 8.08  Entire Agreement .....................................20
          Section 8.09  Severability .........................................20
          Section 8.10  Enforcement ..........................................20
          Section 8.11  Remedies Cumulative ..................................20
          Section 8.12  No Waiver ............................................20
          Section 8.13  No Third Party Beneficiaries .........................20
          Section 8.14  Governing Law ........................................20
          Section 8.15  Consent to Jurisdiction and Service of Process .......21
          Section 8.16  Waiver of Jury Trial .................................21
          Section 8.17  Inspection ...........................................21
          Section 8.18  Name, Headings .......................................21
          Section 8.19  Counterparts .........................................21

     Schedule I:        Common Stock Ownership
     Schedule 1.01:     Excepted KSHC Restricted Assets
     Schedule 6.01:     Shareholder Percentages

     Exhibit A:         Form of Joinder Agreement
     Exhibit B:         KSHC Shareholder Release
     Exhibit C-1:       Schwartz Release
     Exhibit C-2:       KSHC Release
     Exhibit C-3:       Katz Release

                            SHAREHOLDERS' AGREEMENT
                          AND AGREEMENT NOT TO COMPETE


     SHAREHOLDERS' AGREEMENT AND AGREEMENT NOT TO COMPETE, dated as of February 12, 1998 (this "Agreement"), by and among CENTRAL PARKING CORPORATION, a Tennessee corporation ("Parent"), MONROE J. CARELL, JR., LEWIS KATZ ("Katz"), and SAUL SCHWARTZ ("Schwartz"). Capitalized terms used without definition herein shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

                              W I T N E S S E T H:

     WHEREAS, KSHC, Parent and certain wholly-owned Subsidiaries of the Parent have entered into an Acquisition Agreement and Plan of Merger, dated as of November 7, 1997 (as the same may be amended, modified or supplemented from time to time, the "Merger Agreement");

     WHEREAS, pursuant to the Merger Agreement, the execution and delivery of this Agreement is a condition to the consummation of the Transactions;

     WHEREAS, upon the consummation of the Transactions, Katz and Schwartz shall Beneficially Own the number of shares of the common stock, par value $.01 per share, of the Parent (the "Common Stock") set forth opposite his name on
Schedule I hereto.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I.
                                  DEFINITIONS

     Section 1.01 Certain Definitions. The following terms, when used in this Agreement, shall have the following meanings (such definitions to be equally applicable to both singular and plural terms of the terms defined):

          "Board" means the Board of Directors of the Parent.

          "By-Laws" means the By-Laws of the Parent, as amended.

          "Carell Shareholders" means Monroe J. Carrell, Jr. and each of his direct and indirect Permitted Transferees.

           "Change in Control" means the acquisition by any Person (other than any of the Shareholders or their respective Affiliates) of Beneficial Ownership of Voting Securities representing 40% or more of the outstanding Voting Securities.

           "Charter" means the certificate of incorporation of the Parent, as amended.

           "Common Stock" has the meaning ascribed thereto in the recitals to this Agreement.

           "Designated Director Vacancy" shall have the meaning ascribed thereto in Section 2.02(b).

           "Designated Environmental Engineer" means an independent, qualified environmental engineer or environmental engineering consultant, who is also an attorney, of nationally recognized standing and mutually acceptable to the applicable parties.

           "Environmental Activity Proposal" has the meaning ascribed thereto in Section 6.02.

           "First Indemnity Threshold" shall have the meaning ascribed thereto in Section 6.01(a).

           "IRS" means the United States Internal Revenue Service.

           "Katz Consulting Agreement" means the Consulting Agreement, dated as of the date hereof, between Parent and Katz.

           "Katz Release" shall have the meaning set forth in Section 6.04(d).

           "KSHC Director" means Katz, or in the event of his disability or death, a member of the Board designated by Katz or the executor of his estate, as the case may be, who is reasonably acceptable to Parent.

           "KSHC Release" shall have the meaning set forth in Section 6.04(c).

           "KSHC Representative" shall have the meaning ascribed thereto in
Section 7.01(a).

           "KSHC Restricted Area" means any area within a 50 mile radius of any KSHC Restricted Asset.

           "KSHC Restricted Assets" means the assets owned or operated by the KSHC Entities (other than the KSHC Entities set forth on Schedule 1.01) on the Closing Date.


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
      "KSHC Restricted Person" has the meaning ascribed thereto in Section 4.01(b).

      "KSHC Shareholders" means Katz and Schwartz.

      "Lowest Cost Response" means any compliance activity or any investigation, cleanup, remediation, removal action or other response activity that (a) meets or exceeds (i) the least stringent standards (including any lesser standards resulting from any site-specific risk assessment) required under all applicable Environmental Laws and (ii) the standards set forth in any applicable KSHC Real Property Contract, in each case as in effect on the Closing Date based on the use of the applicable property on the Closing Date and (b) can be achieved for the lowest financial cost as compared with other potential response activities that satisfies this definition.

      "Nominating Committee" means the Nominating Committee of the Board.

      "NYSE Rules" means the then-current rules and regulations of the New York Stock Exchange.

      "Other Directors" means the directors of the Parent, other than the KSHC Director.

      "Outside Director" means any director of the Parent who is not (a) a KSHC Director or (b) an officer or employee of the Parent or any Subsidiary.

      "Parent Acquisition Notice" shall have the meaning ascribed thereto in
Section 4.01(b).

      "Parent Indemnitees" has the meaning ascribed thereto in Section 6.01(a).

      "Permitted Transferee" means, with respect to any Person who is a natural Person, the spouse or any lineal descendant (including by adoption and stepchildren) of such Person, or any trust of which such Person is the trustee and which is established solely for the benefit of any of the foregoing individuals and the terms of which are not inconsistent with the terms of this Agreement, in each case who shall have executed and delivered a Joinder Agreement substantially in the form of Exhibit A hereto, and thereby become a party to this Agreement.

      "Post-Closing Event" means any of the following events: (a) the slate of directors actually nominated by the Nominating Committee (or if the Nominating Committee makes no such recommendation, the Board) for election, to the Board does not include the KSHC Director required to be so nominated pursuant to
Section 2.01; or (b) the KSHC Director becomes unable to serve by reason of any event during his or her term and the Parent shall have failed to comply with
Section 2.02(b).


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
          "Schwartz Release" shall have the meaning set forth in Section
     6.04(b).

          "Second Indemnity Threshold" shall have the meaning ascribed thereto in Section 6.01(a).

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Shareholders" means the KSHC Shareholders and the Carell
     Shareholders.

          "Subsidiary" means any Subsidiary of the Parent.

          "Subsidiary Board" means the Board of Directors of any Subsidiary.

          "Total Voting Power" means, at any time, the aggregate number of votes which may be cast by holders of outstanding Voting Securities.

          "Transfer" means sell, transfer, assign, pledge, hypothecate, give away or in any manner dispose of, or enter into any voting agreement with respect to, any shares of Common Stock.

          "Voting Securities" means the shares of Common Stock and other securities (including without limitation voting preferred stock) issued by the Parent which are entitled to vote generally for the election of directors of the Parent, whether currently outstanding or hereafter issued (other than securities having such powers only upon the occurrence of a contingency).


                                  ARTICLE II.
                              BOARD REPRESENTATION

     Section 2.01 Board of Directors. During the term of this Agreement, Parent convenants and agrees as follows:

     (a) Except as contemplated by this Agreement or as otherwise agreed to by the KSHC Director, the Parent shall not take or recommend to its shareholders any action which would result in any amendment to the By-Laws or the Subsidiary Documents of any Subsidiary, in each case as in effect on the Closing Date, that would impose any qualifications to the eligibility of directors of the Parent or any Subsidiary thereof to serve on any committee of the Board, any Subsidiary Board or any committee of any such Subsidiary Board, except as may be required under the NYSE Rules or by applicable law.

     (b) From and after the Closing Date through and including the third anniversary thereof, the Parent shall use its best efforts to cause the Nominating Committee (or if the

     Section 2.05 No Duty to Designate. Nothing contained in this Article II shall be construed as requiring Katz or the executor of his estate, as the case may be, to designate any KSHC Director or to require any KSHC Director to continue to serve in office if such KSHC Director elects to resign.

     Section 2.06 Directors and Officers Insurance Policy. The Parent shall cause the KSHC Director to be covered by directors and officers liability insurance to the same extent and in the same amount as any Outside Director.

Nominating Committee makes no such recommendation, the Board) to recommend for election to the Board the KSHC Director.

     Section 2.02   Removal of Designated Directors; Vacancies.

     (a) Katz or the executor of his estate, as the case may be, shall have the right, with or without cause, to request the removal from the Board of any KSHC Director serving as a result of a disability or death of Katz. Any such removal shall be subject to the applicable provisions of the Charter and the By-Laws (including without limitation, any shareholder vote requirement), as well as applicable statutory provisions; provided, that the Parent shall use its best efforts to cause the Other Directors to vote in favor of such requested removal.

     (b) If any such KSHC Director serving as a result of a disability or death of Katz for any reason ceases to serve as a member of the Board during his or her term of office, and if at such time Katz or the executor of his estate, as the case may be, would have the right to a designation under
Section 2.01 if an election for the resulting vacancy were to be held, (i) the director to fill such vacancy (the "Designated Director Vacancy") shall be designated by Katz or the executor of his estate, as the case may be, if Katz or the executor of his estate, as the case may be, has the right under
Section 2.01 to so designate at such time, and (ii) Parent shall use its best efforts to cause such Designated Director Vacancy to be filled by the person so designated in accordance with the Charter; provided, that nothing in this subsection 2.02(b) shall require Parent to call a special shareholders meeting.

     Section 2.03 Charter and By-Laws; Fiduciary Duties. The obligations of the Parent set forth in this Article II shall be subject to compliance with the applicable provisions of the Charter and the By-Laws, and the fiduciary duties of the members of the Board and the Nominating Committee, to the shareholders of the Parent. Nothing contained in this Article II shall require the Parent to violate any such provisions or to require any member of the Board to breach any such fiduciary duty.

     Section 2.04   Voting.

     (a) During the term of this Agreement, the Carell Shareholders shall take all such action as may be required so that all Voting Securities Beneficially Owned by such Carell Shareholders are voted (in person or in proxy) for the Parent's nominees to the Board, in accordance with the recommendation of the Nominating Committee (or, if the Nominating Committee makes no such recommendation, the Board).

     (b) Each of the Carell Shareholders shall use its best efforts to be present, in person or by proxy, at all duly held meetings of the shareholders of the Parent so that all Voting Securities held by the Carell Shareholders may be counted for the purposes of determining the presence of a quorum at such meetings.

     Section 2.05 No Duty to Designate. Nothing contained in this Article II shall be construed as requiring Katz or the executor of his estate, as the case may be, to designate any KSHC Director or to require any KSHC Director to continue to serve in office if such KSHC Director elects to resign.

     Section 2.06 Directors and Officers Insurance Policy. The Parent shall cause the KSHC Director to be covered by directors and officers liability insurance to the same extent and in the same amount as any Outside Director.

                                  ARTICLE III.
                                   TRANSFERS

     Section 3.01 Transfers of Securities. During the period from the Closing Date through and until the second anniversary thereof, neither Katz nor Schwartz shall Transfer any shares of Common Stock Beneficially Owned by such Person, except:

     (a) to any Permitted Transferee of Katz or Schwartz, as the case may be;

     (b)     to Parent;

     (c) pursuant to a merger or consolidation, or plan of liquidation of the Parent, in each case which has been approved by the affirmative vote of a majority of the members of the Board then in office;

     (d) pursuant to a tender offer or exchange offer by any Person in connection with which the Board (i) recommends that the shareholders of the Parent tender their shares in such tender or exchange offer or (ii) states that it is neutral with respect to such tender or exchange offer;

     (e) to any Person in any other transaction after the occurrence of (i) a Change in Control, (ii) the sale of all or substantially all of the assets of the Parent and the Subsidiaries, taken as a whole, or (iii) a Post-Closing Event;

     (f) (i) in the case of Katz, to any Person in any other transaction, so long as Katz holds such number of shares of Common Stock (rounded to the nearest whole number) having an aggregate value equal to $28 million (based on a per share price equal to the Base Period Trading Price as of the Closing, as adjusted thereafter for any securities paid, issued or distributed in respect of any shares of Common Stock by way of stock dividend or distribution or stock split or in connection with a combination of shares, recapitalization, reorganization, merger, consolidation or otherwise), (ii) in the case of Schwartz, to any Person in any other transaction, so long as Schwartz holds such number of shares of Common Stock (rounded to the nearest whole number) having an aggregate value equal to $9 million (or $8.75 million after giving effect to the charitable contribution of Common Stock, if applicable, as more fully set forth in the proviso to this subsection) based on a per share price equal to the Base Period Trading Price as of the Closing, as adjusted thereafter for any securities paid, issued or distributed in respect of any shares of Common Stock by way of stock dividend or distribution or stock split or in connection with a combination of shares, recapitalization, reorganization, merger, consolidation or otherwise; provided that, notwithstanding the foregoing, pursuant to an agreement between the KSHC Shareholders, Schwartz may pledge, at his option, such number of shares of Common Stock (rounded to the nearest whole number) having an aggregate value of $250,000, based on a per share price equal to the Base Period Trading Price at Closing, to a charitable organization designated by Katz; or

     (g) to any Person by any Permitted Transferee or the estate of Katz or Schwartz, after the death of Katz or Schwartz, as the case may be.

                                   ARTICLE IV.
                                NON COMPETITION

     Section 4.01 KSHC SHAREHOLDER NON COMPETITION.

     (a) For a period of five years following the date on which the term of any KSHC Real Property Contract relating to a KSHC Restricted Asset effectively expires, terminates or is not otherwise extended or renewed, each KSHC Shareholder severally agrees that it shall not, directly or indirectly, through any Person Controlled by such KSHC Shareholder or otherwise, in any form or manner, acquire or seek to acquire the applicable KSHC Restricted Asset, for its own account or for the account of any other Person (other than Parent or any of its Subsidiaries).

     (b) For a period of three years following the Closing date, except as contemplated or permitted under the Transaction Documents, each KSHC Shareholder severally agrees that it shall not, directly or indirectly, through any Person Controlled by such KSHC Shareholder or otherwise, in any form or manner; (i) engage in any activities in the KSHC Restricted Area relating to the Business, for its own account or for the account of any other Person; or (ii) become interested in any Person (other than Parent or any of its Subsidiaries) engaged in activities relating to the Business in the KSHC Restricted Area (a "KSHC restricted person") as a partner, shareholder, member, principal, agent, employee, trustee, consultant or in any other relationship or capacity; provided, however, that (A) such KSHC Shareholder may own, directly or indirectly, solely as a passive investment, securities of any KSHC Restricted Person if (x) such KSHC Shareholder or any Affiliate of such KSHC Shareholder, as the case may be, (1) is not a Person in Control of, or a member of a group that Controls, such KSHC Restricted Person and (2) does not, directly or indirectly, own 5% or more of any voting class of securities of such KSHC Restricted Person, and (y) such KSHC Restricted Person does not, directly or indirectly, derive 10% or more of its total revenues from activities related to the Business in the KSHC Restricted Area (it being expressly understood that any other activity by such KSHC Shareholder


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
related to such contemplated purchase otherwise prohibited by the provisions of this Section 4.01(b) shall not be permitted) and (B) notwithstanding the provisions above, on or after the Closing Date, in the event that Katz or Schwartz, as the case may be, proposes to Parent to acquire commercial real property or a long-term leasehold in respect of commercial property in excess of 50 years, in each case that is reasonably likely to be used in the Business, by notice in writing to Parent setting forth the proposed consideration, description of the property and any other terms that Katz or Schwartz deems material (a "Property Acquisition Notice"), and Parent notifies Katz or Schwartz in writing within 15 calendar days after receipt by Parent of the Property Acquisition Notice that Parent wishes to acquire up to 50% of all of the interests offered to Katz or Schwartz, Katz or Schwartz, as the case may be, may own, directly or indirectly, solely as a passive investment, such other offered interest in any such commercial real property or a long-term leasehold in respect of commercial property in excess of 50 years; provided, that, Parent shall have the right to manage or lease any parking facility acquired on commercially reasonable terms and conditions, when and to the extent such facility becomes reasonably available; and provided, further, that Katz or Schwartz or their respective Affiliates (other than KSHC and its Subsidiaries) may not actively participate, directly or indirectly, in the operation of any such parking facility acquired and (C) notwithstanding the provisions above, on or after the Closing Date, in the event that Katz or Schwartz delivers to Parent a Property Acquisition Notice to Parent and Parent notifies Katz or Schwartz, as the case may be, that Parent does not wish to purchase any interest in such transaction within 15 calendar days after receipt by Parent of a Property Acquisition Notice (or Katz or Schwartz does not receive written notice from Parent within such 15 calendar day period), Katz or Schwartz may own, directly or indirectly, solely as a passive investment, up to 100% of the interest to be acquired; provided, that Katz or Schwartz or their respective Affiliates (other than KSHC and its Subsidiaries) may not actively participate, directly or indirectly, in the operation of any such parking facility acquired; and provided, further, that such acquisition is subject to Section 4.01(c), below and (D) in the event that Parent has not removed the Special Philadelphia Asset as an Investment Asset to be sold by KSHC to Katz prior to Closing by written notice to KSHC, Katz may manage or lease any parking facility relating to the Special Philadelphia Asset.

     (c) (i) If the events described in clause (C) of Section 4.01(b), above, occur, Katz or Schwartz, as the case may be, shall give Parent written notice of the consummation of such acquisition and, in the case of any available parking facility acquired, shall set forth the proposed terms and conditions of any management contract or lease in connection therewith, including the proposed consideration, term, and any other provisions which Katz or Schwartz deems material.

          (ii) Parent shall have 20 calendar days from receipt of such notice to review such terms and conditions and enter into a management agreement or lease with Katz or Schwartz or their respective Affiliates on such terms and conditions. If, at the end of such 20 calendar day period, Parent has elected not to enter into a management agreement on such terms and conditions, Katz or Schwartz or their respective Affiliates may enter into a management agreement or lease with any third party on substantially no less favorable terms.

          (iii) If Katz or Schwartz or their respective Affiliates does not enter into any such management agreement or Lease with a third party, then Katz or Schwartz or their respective Affiliates may either (A) elect not to enter into any such management agreement, subject to the provisos in clause (C) of
Section 4.01(b) or (B) propose revised terms and conditions for any such management agreement or lease that would remain subject to the procedures set forth in clauses (i) and (ii) of this Section 4.01(c).

     (d) If any KSHC Shareholder breaches, or threatens to commit a breach of, any of the provisions contained in Sections 4.01(a) or (b), the Parent shall have the following rights and remedies with respect to such KSHC Shareholder, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Parent under law or in equity:

          (i) the right and remedy to have the provisions of Sections 4.01(a) or (b) specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the provisions of Sections 4.01(a) or (b) would cause irreparable injury to the Parent and that money damages would not provide an adequate remedy to the Parent; and

          (ii) the right and remedy to require such KSHC Shareholder to account for and pay over to the Parent, all compensation, profits, monies, accruals, increments or other benefits derived or received by such KSHC Shareholder as the result of any action constituting a breach of Sections 4.01(a) or (b).

     (e) Each of the KSHC Shareholders acknowledges and agrees that the provisions of Sections 4.01(a) and (b) are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that the provisions of Sections 4.01(a) or (b), or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall be enforceable.

     (f)  If any court determines that the provisions of Sections 4.01(a) or
(b), or any part thereof, is invalid or unenforceable, the remainder of the provisions of Sections 4.01(a) or (b) shall not thereby be affected and shall be given full effect without regard to the invalid portions.

                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES

     Section 5.01 Representations and Warranties of the Parent. Parent represents and warrants to the other parties hereto as follows:

     (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee.

     (b) Parent has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement has been duly and validly authorized by all necessary corporate, including the approval of the Board, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by a duly authorized officer of the Parent and constitutes a valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to creditors' rights generally or (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law, and to the discretion of the court before which any proceeding therefor may be brought.

     (c) Neither the execution or delivery of this Agreement nor the consummation by the Parent of the transactions contemplated hereby conflicts with or constitutes a violation of or default under (ii) the Charter or the By-Laws, (ii) any federal or state law, rule, regulation, order judgment or decree applicable to the Parent or by which any of its respective properties is bound or affected or (iii) any contract, commitment, agreement, arrangement or restriction of any kind to which the Parent is a party.

     Section 5.02 Representations and Warranties of the Shareholders. Each of the Shareholders represents and warrants, severally and not jointly, to the other parties hereto as follows:

     (a) such Shareholder has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and

     (b) neither the execution or delivery of this Agreement nor the consummation by such Shareholder of the transactions contemplated hereby will violate any provisions of any law, rule or regulation applicable to such Shareholder or any contract or agreement to which such Shareholder is a party.

     Section 5.03 Representations and Warranties of KSHC Shareholders. Each of the KSHC Shareholders represents and warrants, severally and not jointly, to Parent as follows:

     (a) The shares of Common Stock are being or will be acquired by each KSHC Shareholder pursuant to the Schwartz Stock Purchase Agreement or the Merger Agreement, as the case may be, for his own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of such KSHC Shareholder at all times to sell or otherwise dispose of all or any part of the shares of Common Stock owned by such KSHC Shareholder under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of such KSHC shareholder's property pricing at all times within his control. If such KSHC Shareholder should in the future decide to dispose of any of the shares of Common Stock received pursuant to the Schwartz Stock Purchase Agreement or the Merger Agreement, such KSHC Shareholder understands and agrees that it may do so only in compliance with this Agreement, the Securities Act and applicable state securities laws, as then in effect.

     (b) Each KSHC Shareholder is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.


                                  ARTICLE VI.
                           INDEMNIFICATION; RELEASES

     Section 6.01   Obligation of the KSHC Shareholders to Indemnify.

     (a) The KSHC Shareholders shall, severally and not jointly, on a percentage basis equal to the percentages set forth opposite their respective names on Schedule 6.01 attached hereto, indemnify, defend and hold harmless, to the fullest extent permitted under applicable law, the Parent and its Subsidiaries (including KSHC after Closing) and their respective directors, officers and employees (for purposes of this Agreement, other than Katz, collectively referred to as the "Parent Imdemnitees") from and against eighty percent (80%) of each Loss (net of all general reserves and accruals for liabilities that are the subject of indemnification pursuant to this Section 6.01(a) and set forth as a line item on the KSHC Closing Date Balance Sheet, insurance proceeds and indemnification payments from third parties) that arise from (i) item no. 5 set forth in Schedule 4.11 of the KSHC Disclosure Schedule as in effect as of the date of execution of the Merger Agreement (without giving effect to subsequent disclosures on such Schedule after such date and prior to the Effective Time), (ii) all of the items set forth in Schedule 4.09 of the KSHC Disclosure Schedule as in effect as of the date of execution of the Merger Agreement (without giving effect to subsequent disclosures on such Schedule after such date and prior to the Effective Time) and (iii) all of the items set forth in Schedule 4.17 of the KSHC Disclosure Schedule as in effect as of the date of execution of the Merger Agreement (without giving effect to subsequent disclosures on such Schedule after such date and prior to the Effective Time), until the aggregate amount of all such Losses exceeds $10 million (the "First Indemnity Threshold"). All such losses in excess of the First Indemnity Threshold shall be paid one hundred percent (100%) in full by the KSHC Shareholders on a percentage basis equal to the percentages set forth opposite their respective names on Schedule 6.01 until the aggregate amount of all Losses under this Section 6.01(a) exceeds $40 million (the "Secondary Indemnity Threshold"), in which event all such Losses in excess of the Second Indemnity Threshold shall be paid one hundred percent (100%) in full by Parent.

     (b) In addition to the indemnification set forth in Section 6.01(a), the KSHC Shareholders shall, severally and not jointly, on a percentage basis equal to the percentages set forth opposite their respective names on Schedule 6.01, indemnify, defend and hold harmless, to the fullest extent permitted under applicable law, the Parent Indemnitees from and against each Loss (net of all general reserves and accruals for liabilities that are the subject of indemnification pursuant to this Section 6.01(b) and set forth as a line item on the KSHC Closing Date Balance Sheet, insurance proceeds and indemnification payments from third parties) to the extent arising out of (i) the operations of any of the KSHC Excluded Entities or any of the KSHC Designated Entities prior to or after the Closing Date (other than any such Losses to the extent arising from or based upon the management or operation of any KSHC Excluded Entity or KSHC Designated Entity (A) prior to the Closing Date, by any KSHC Entity or (B) on or after the Closing Date, by the Parent or any Subsidiary) and (ii) clause
(A) of paragraph 3 of each of the severance agreements, dated June 9, 1997, as amended, between Kinney System, Inc. and each of Scott E. Shafer, Michael Beck, Vincent Garguilo, Alix Vincent, Hector Chevalier, Gary Campbell, Philip Mittleman, Daniel Stark, Victor Lopez and Sabry Assal.

     (c) Promptly after receipt by the Parent of notice of any demand, claim or circumstance received by Parent on or after the Closing Date that, with or without the lapse of time, the Parent has reason to believe may result in any such Losses described in clauses (i) and (ii) of Section 6.01(a) or
Section 6.01(b), Parent shall give notice thereof to each of the KSHC Shareholders, which notice shall describe such demand, claim or circumstance in reasonable detail and shall indicate the amount (estimated, if necessary) of the Losses that have been or may be suffered by Parent. The KSHC Shareholders shall compromise or defend, by their own counsel, any such demand, claim or circumstance and all fees and expenses related thereto shall be subject to
Section 6.01(a) or 6.01(b), as applicable. Parent shall cooperate in the compromise of, or defense against, such demand, claim or circumstance and shall make available to the KSHC Shareholders and their counsel any books, records or other documents within its control that are necessary or appropriate for such compromise or defense.

     (d) Parent shall reimburse the KSHC Shareholders, on a percentage basis equal to the percentages set forth opposite their respective names on
Schedule 6.01, in an amount equal to twenty percent (20%) of all premiums paid by the KSHC Shareholders in respect of one or more insurance policies providing coverage up to $10 million in the aggregate for Losses that are subject to indemnification by the KSHC Shareholders pursuant to Section 6.01(a); provided, that all such premiums shall be included in computing the First and Second Indemnity Thresholds; and provided, further, that, the KSHC Shareholders shall consult with Parent with respect to the terms and conditions of such insurance policies, including, without limitation, the premiums to be paid with respect thereto, prior to obtaining any such coverage.

     Section 6.02 Certain Indemnification Procedures. Notwithstanding anything in Section 6.01 to the contrary, Parent shall have the right to determine the manner of resolution of, and control, conduct and direct any activities (including but not limited to investigation and remediation activities) that may result in Losses arising out of the items set forth in Schedule

4.17 of the KSHC Disclosure Schedule (clause (iii) of Section 6.01(a)); provided, however, that the KSHC Representative and Parent shall comply with the following procedures for indemnification of any such Losses resulting from such activities for any particular matter:

     (a) Parent shall notify the KSHC Representative in writing of the action it proposes to take, describing in reasonable detail the matter to be investigated, remediated, prevented or complied with, the scope of the work to be performed and the estimated cost associated with such activities ("Environmental Activity Proposal"). Parent shall provide the KSHC Representative with (i) copies of all work plans for, and test results, surveys and other data generated by, the investigations performed by Parent or their consultants promptly upon the availability thereof, (ii) final and any prior drafts of all reports, plans and other documents to be filed with any Governmental Body upon the availability thereof and in any event prior to any such filing being made, (iii) an opportunity to meet with Parent and their representatives prior to and following any substantive communications with Governmental Bodies, and (iv) a timely opportunity to discuss and comment upon the foregoing and any other proposed determinations or actions relating to the investigation, testing and remediation of any relevant property and the reporting thereon with Governmental Bodies.

     (b) In the event that the KSHC Representative objects to the Environmental Activity Proposal in whole or in part, the KSHC Representative shall notify Parent in writing of its disagreement (and its basis therefor) regarding such Environmental Activity Proposal and, if the KSHC Representative desires, shall provide an alternative proposal within 30 calendar days of its receipt of notice of the Environmental Activity Proposal. Parent and the KSHC Representative shall thereafter negotiate in good faith in an attempt to reach agreement as to the disputed Environmental Activity Proposal. In the event that Parent and the KSHC Representative are unable to resolve the dispute within 20 calendar days after the Parent's receipt of such written notice, the KSHC Representative or Parent may provide written notice to the other of its intent to submit the matter to the Designated Environmental Engineer, which shall resolve such items in dispute within a 30-calendar day determination period following submission of such items in dispute to such Designated Environmental Engineer, based on independent review of (i) written submissions by the KSHC Representative and the Parent and
(ii) any environmental engineering studies or reports prepared in conjunction with the submission of the Environmental Activity Proposal or the written notice.

     (c) Any review by the Designated Environmental Engineer conducted pursuant to this Section 6.02 shall be limited to the Environmental Activity Proposal and resolution of the dispute set forth in the written notice, and the Designated Environmental Engineer shall have no jurisdiction or authority to resolve any claims not so related, whether arising by way of asserted rights, offsets or otherwise. The Designated Environmental Engineer may order that the Environmental Activity Proposal be implemented or that the KSHC Representative's alternative proposal as set forth in the written notice be implemented or that different activities be implemented, so long as the activity ordered by the Designated Environmental Engineer is consistent with the Lowest Cost Response and is required by applicable Environmental Laws.

The Designated Environmental Engineer's decision shall be final and binding on the KSHC Representative and the Parent. Any award by the Designated Environmental Engineer shall be enforceable in any court of competent jurisdiction. The parties hereby consent to such jurisdiction and to entry of judgment thereon. The costs of dispute resolution by the Designated Environmental Engineer shall be borne equally by the Parent and the KSHC Shareholders and as between the KSHC Initial Shareholders, on a percentage basis equal to the percentages set forth opposite their respective names on
Schedule 6.01.

     (d) Notwithstanding anything in this Agreement to the contrary, the indemnity obligation for Losses arising out of the disclosed items set forth in
Schedule 4.17 of the KSHC Disclosure Schedule shall be limited to activities required by Environmental Law and the applicable provisions in any KSHC Real Property Contract or satisfied by implementation or indemnification of the Lowest Cost Response. Should Parent, at the Parent's sole discretion, undertake remedial action or such other action that exceeds the requirements of the Lowest Cost Response, Parent shall bear the incremental costs, if any, incurred in implementing the more stringent remedy.

     (e) The KSHC Representative and Parent shall cooperate with each other with respect to making claims under (i) any occurrence-based policies written by third party insurance companies, to the extent such policies were applicable to the relevant properties prior to the Closing Date, (ii) any acquisition agreements with third parties, to the extent such agreements are in effect as of the Closing Date and afford indemnification rights for the benefit of such entities and (iii) any underground storage tank or similar environmental reimbursement program, to the extent such programs are available to such entities at any time after the Closing Date, for reimbursement or contribution in connection with environmental matters disclosed on Schedule 4.17 of the KSHC Disclosure Schedule. Such cooperation shall include making all reasonable claims and demands against such third parties with respect to such environmental matters and pursuing such claims and demands in a commercially reasonable manner.

     (f) Parent and the KSHC Representative will not initiate or encourage any action by any third party, including any Governmental Body, which could reasonably be expected to lead to a claim by such third party with respect to any environmental matter of the KSHC Shareholders for which the KSHC Shareholders are responsible pursuant to Section 6.01, except to the extent required by Environmental Law; provided, however, that nothing herein shall prevent Parent from conducting and implementing environmental audits in the ordinary course of business.

     (g) Indemnification claimed by the Parent under Section 6.01 is the exclusive remedy available to the Parent for all Losses arising out of all matters covered thereby and the Parent waives its rights for relief against the KSHC Shareholders under any other applicable law.

     Section 6.03   Releases; Obligation of the Parent to Indemnify.

     (a) (i) Parent shall use its commercially reasonable efforts to obtain the release of each of the KSHC Shareholders, within 120 days following the Closing Date, from any and all guarantees made by such KSHC Shareholder in connection with (x) any KSHC Assumed Indebtedness and (y) any letters of credit or similar instruments of any KSHC Entity assumed by the Parent as a result of the consummation of the KSHC Merger, by providing replacement guarantees, letters of credit for the account of the Parent or any Subsidiary thereof, or other reasonable financial assurances.

          (ii) Parent shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable law, each of the KSHC Shareholders from and against all Losses arising out of (x) any KSHC Assumed Indebtedness and (y) any letters of credit or similar instruments of any KSHC Entity assumed by the Parent as a result of the consummation of the KSHC Merger after the Closing Date.

          (iii) Promptly after receipt by any KSHC Shareholder of any demand, claim or circumstance that, with or without the lapse of time, may result in any Losses described in Section 6.03(a)(ii), such KSHC Shareholder shall give notice thereof to the Parent, which notice shall describe such demand, claim or circumstance in reasonable detail and shall indicate the amount (estimated, if necessary) of the Losses that have been or may be suffered by such KSHC Shareholder. The Parent shall compromise or defend, at its own expense and by its own counsel, any such demand, claim or circumstance, and such KSHC Shareholder shall cooperate, at the expense of the Parent, in the compromise or defense thereof. Such KSHC Shareholder shall make available to the Parent and its counsel any books, records or other documents within its control that are necessary or appropriate for such compromise or defense.

          (iv) Parent shall reimburse the KSHC Shareholders for any fees relating to letters of credit or similar instruments issued for the account of any KSHC Entity that any such KSHC Shareholder incurs for any period on or after the Closing Date, payable in immediately available funds to such KSHC Shareholder on a quarterly basis within ten business days following the last day of each March, June, September and December in each applicable year.

          (v) Parent shall promptly reimburse Katz for eighty percent (80%) of any amount received by KSHC or any Affiliate thereof after the Closing Date arising out of (a) any tax appeal relating to the Lease, dated November 1, 1983, between Richard H. Rubin and Myrna Putziger, Trustees of Government Center Garage Realty Trust, and Kinney System of Sudbury St., Inc, as amended by amendment dated as of November 15, 1991, for all time periods on or prior to December 31, 1996 or (b) that certain pending reimbursement claim against the City of New York for electric bills paid on behalf of the City of New York by KSHC or any Affiliate thereof relating to the properties at Shea Stadium in Flushing, New York, in each case within ten Business Days of receipt of any such amount by Parent.

     Section 6.04  Releases. Simultaneously with the execution of this
Agreement:

     (a) Each KSHC Shareholder shall execute a release substantially in the form of Exhibit B hereto.

     (b) In addition, Schwartz shall execute a release substantially in form of Exhibit C-1 hereto (the "Schwartz Release").

     (c) KSHC shall execute a release substantially in the form of Exhibit C-2 hereto ("KSHC Release").

     (d) Katz shall execute a release substantially in the form of Exhibit C-3 hereto ("Katz Release").

     Section 6.05 No Other Representations and Warranties. Each party hereto agrees that it has not made or shall be deemed to have made, any representation or warranty, express or implied, to any other party hereto or in the case of the Parent, to any Affiliate or shareholder thereof or any of their respective partners, members, officers, directors, employees or representatives with respect to (a) the execution and delivery of this Agreement or the Transactions, (b) any financial projections heretofore or hereafter delivered to or made available to any such Persons or their counsel, accountants, advisors, representatives or Affiliates, and agrees that it has not and will not rely on such financial projections in connection with its evaluation of any other party or the Transactions or (c) any information, statement or document heretofore or hereafter delivered to or made available to any such Persons or their counsel, accountants, advisors, representatives or Affiliates with respect to any other party or the businesses, operations or affairs of any other party, except to the extent and as expressly covered by a representation and warranty contained in this Agreement, the Merger Agreement, the Lock-Up Agreement or the other agreements expressly referred to herein or therein.


                                  ARTICLE VII.

                          SHAREHOLDER REPRESENTATIVES

     Section 7.01  KSHC Shareholder Representative.

     (a) Katz shall act as the KSHC Representative (the "KSHC Representative") in all matters relating to Article III of the Merger Agreement In the event Katz is unable to serve in such capacity for any reason, a successor KSHC Representative shall be appointed by Katz and Schwartz.

     (b) The KSHC Representative shall be fully authorized to take any action (or to determine to take no action) with respect to all disputes, and all other notices and communications relating to Article III of the Merger Agreement in the manner set forth therein as the KSHC Representative then serving hereunder may deem appropriate, including, without limitation, the institution or defense of litigation on behalf of any KSHC Shareholder and the settlement or compromise of any dispute or controversy. The KSHC Representative shall have no duties or obligations hereunder except those specifically set forth herein and such duties and obligations shall be determined solely by
Article III of the Merger Agreement. In connection with the duties hereunder, the KSHC Representative, in his capacity as such, shall be protected in acting or refraining from acting upon any written notice, request, consent, certificate, order, affidavit, letter, telegram or other document furnished in connection with Article III of the Merger Agreement and believed by the KSHC Representative to be genuine and to have been signed or sent by the proper party or parties and the KSHC Representative shall not be liable for anything the KSHC Representative may do or refrain from doing in connection with his duties as the KSHC Representative except as a result of his own gross negligence, willful misconduct or bad faith. The KSHC Representative may, at his expense, consult counsel and shall be protected in respect of any action, claim or proceeding brought against the KSHC Representative by another party hereto if the KSHC Representative took or omitted taking any action in good faith on the advice of such counsel.

     (c) In connection with the payment of and KSHC Post Closing Adjustment Consideration which is finally determined to be due and owing from the Parent to Katz, the KSHC Representative (in the event the KSHC Representative is a Person other that Katz) shall provide written notification to Katz of the amount due Katz and shall request in writing that the Parent pay to Katz the amount attributable to him pursuant to Article III of the Merger Agreement. In the event Katz gives the KSHC Representative (in the event the KSHC Representative is a person other than Katz) notice that the Parent has failed to pay any KSHC Post Closing Adjustment Consideration which is due, in accordance with the terms of Article III of the Merger Agreement, the KSHC Representative shall use commercially reasonable efforts to assist Katz in enforcing his rights under
Article III of the Merger Agreement; provided, however, in no event shall the KSHC Representative be required to incur any expense or obligation or waive any of its rights in connection with such assistance. Nothing contained herein is intended or shall be construed to constitute a guarantee by the KSHC Representative of collection or payment, with respect to any KSHC Post Closing Adjustment Consideration due from Parent.

     (d) In connection with the payment of any KSHC Post Closing Adjustment Consideration which is finally determined to be due and owing from Katz to the Parent, the KSHC Representative (in the event the KSHC Representative is a Person other than Katz) shall provide written notification to Katz of the amount of such KSHC Post Closing Adjustment Consideration and shall request in writing that Katz pay such amount to Parent. Nothing contained herein is intended or shall be construed to constitute a guarantee by the KSHC Representative of collection, payment, or otherwise with respect to any KSHC Post Closing Adjustment Consideration due to the Parent.

                                 ARTICLE VIII.
                                 MISCELLANEOUS

     Section 8.01 Further Assurances. Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of their obligations under this Agreement.

     Section 8.02 Effectiveness. It is a condition precedent to the effectiveness of this Agreement that the Transactions shall have been consummated.

     Section 8.03 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  If to either or both of the KSHC Shareholders, to:

          c/o Katz, Ettin, Levine, Kurzweil & Weber
          905 North Kings Highway
          Cherry Hill, New Jersey 08034
          Telecopier No.: (609) 482-5531
          Telephone No.: (609) 667-6440
          Attention: Lewis Katz, Esq.

          and

          Parker Chapin Flattau & Klimpl
          1211 Avenue of the Americas
          New York, New York 10036
          Telecopier No.: (212) 704-6000
          Telephone No.: (212) 704-6290
          Attention: Charles Greenman, Esq.

          with a copy to:

          Morgan, Lewis & Bockius LLP
          101 Park Avenue
          New York, New York 10178
          Telecopier No.: (212) 309-6273
          Telephone No.: (212) 309-6000
          Attention: Philip H. Werner, Esq.

     (b)  If to the Parent or the Carell Shareholders, to:

          Central Parking Corporation
          2401 21st Avenue South
          Suite 200
          Nashville, Tennessee 37212
          Attention: Monroe J. Carell, Jr.

          with a copy to:

          Harwell Howard Hyne Gabbert & Manner, P.C.
          1800 First American Center
          Nashville, Tennessee 37238
          Telecopier No.: (615) 251-1059
          Telephone No.: (615) 256-0500
          Attention: Mark Manner, Esq.

     Section 8.04 Legends. Each KSHC Shareholder and Parent shall cause any and all certificates evidencing the shares of Common Stock acquired by each KSHC Shareholder after the date hereof to bear the following legends:

     (a) for so long as such shares shall be subject to the transfer restrictions set forth in Article III:

           "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, WHETHER BY SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE, GIFT, REQUEST, APPOINTMENT OR OTHERWISE, EXCEPT IN CERTAIN CIRCUMSTANCES PURSUANT TO AND SUBJECT TO THAT CERTAIN SHAREHOLDERS' AGREEMENT AND AGREEMENT NOT TO COMPETE AMONG CENTRAL PARKING CORPORATION AND THE SHAREHOLDERS NAMED THEREIN. A COPY OF SUCH AGREEMENT IS ON FILE WITH THE SECRETARY OF THE PARENT."

     (b)  for so long as required by law:

           "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION TO THE

     REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS."

     Section 8.05 Fees and Expenses. Other than as expressly provided herein, all fees and expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expenses.

     Section 8.06 Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing, signed by each of the parties hereto.

     Section 8.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, including without limitation, in the case of any corporate party hereto any corporate successor by merger or otherwise. Except with the prior written consent of the other parties hereto or as otherwise provided herein, no party may assign any of its rights or obligations hereunder.

     Section 8.08 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and except as otherwise expressly provided herein. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement.

     Section 8.09 Severability. If any term or other provisions of this Agreement is invalid, illegal or incapable or being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     Section 8.10 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 8.11 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     Section 8.12 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     Section 8.13 No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity who or which is not a party hereto.

     Section 8.14 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any principles of conflicts of law that might indicate the applicability of the laws of any jurisdiction.

     Section 8.15 Consent to Jurisdiction and Service of Process. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 DAYS AFTER SUCH MAILING, NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OF THE OTHER PARTIES HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

     Section 8.16 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.

     Section 8.17 Inspection. For so long as this Agreement shall remain in effect, this Agreement shall be made available for inspection by any KSHC Shareholder at the principal executive offices of Parent.

     Section 8.18 Name Headings. The name assigned to this Agreement and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 8.19 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                              CENTRAL PARKING CORPORATION

                              By:  /s/ Monroe Carell
                                 -------------------------------------
                                 Name:  Monroe Carell
                                 Title: Chairman & C.E.O.

                              /s/  MONROE J. CARELL, JR.
                              ----------------------------------------
                              MONROE J. CARELL, JR.


                              ----------------------------------------
                              LEWIS KATZ


                              ----------------------------------------
                              SAUL SCHWARTZ

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                        CENTRAL PARKING CORPORATION


                                        By:  /s/
                                           --------------------------------
                                           Name:
                                           Title:



                                        -----------------------------------
                                        MONROE J. CARELL, JR.



                                         /s/ LEWIS KATZ
                                        -----------------------------------
                                        LEWIS KATZ



                                        -----------------------------------
                                        SAUL SCHWARTZ

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                        CENTRAL PARKING CORPORATION


                                        By:
                                            --------------------------------
                                            Name:
                                            Title:



                                        ------------------------------------
                                        MONROE J. CARELL, JR.



                                        ------------------------------------
                                        LEWIS KATZ


                                        /S/ SAUL SCHWARTZ
                                        ------------------------------------
                                        SAUL SCHWARTZ

                                   SCHEDULE I

                       COMMON STOCK BENEFICIAL OWNERSHIP


NAME                          NO. OF SHARES
----                          -------------
Lewis Katz                    667,779
Saul Schwartz                 214,643 (5,806 of which were transferred to
                              the Jewish Federation of Southern New
                              Jersey (a charity designated by Katz) on the
                              Closing Date.)

                                 SCHEDULE 1.01



(1)  Silou Corp.
(2)  Lousil Corp.
(3)  Cromwell Louisville Associates L.P.
(4)  Cromwell Louisville Inc.
(5)  Cromwell Silver Towers L.P.
(6)  Cromwell Silver Towers Inc.
(7)  Cromwell Underhill Associates L.P.
(8)  Cromwell Underhill Inc.
(9)  Samuel Rappaport Partnership
(10) Ztak Aviation, Inc.
(11) SK Travel L.L.C.

                                   EXHIBIT A

                           Form of Joinder Agreement



                                 SCHEDULE 6.01

                         Percentage Allocation Schedule

                            Katz              83.75

                            Schwartz          16.25

                                   EXHIBIT A

                           Form of Joinder Agreement

                                                                       EXHIBIT A
                                                      TO SHAREHOLDERS' AGREEMENT


                                    Form of
                               JOINDER AGREEMENT
                           FOR PERMITTED TRANSFEREES


Central Parking Corporation
and the Other Persons Parties to
the Shareholders' Agreement (as
defined herein)


Ladies & Gentlemen:

   In consideration of the transfer to the undersigned of [DESCRIBE SECURITY BEING TRANSFERRED] of Central Parking Corporation, a Tennessee corporation (the "Parent"), the undersigned represents that [HE] [SHE] [IT] shall become a party to and a Permitted Transferee as defined in that certain Shareholders' Agreement, dated as of __________, 1998, (as such agreement may have been amended, supplemented or modified from time to time (the "Agreement"), among the Parent and the persons named therein, and as a Permitted Transferee shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement that are applicable to the undersigned's transferor, as though an original party thereto and shall be deemed a [KSHC SHAREHOLDER] [CARELL SHAREHOLDER] for all purposes thereof.

   Executed as of the ___ day of ________, 199_.


                                 SIGNATORY: /s/
                                           -------------------------------

                                 Address:
                                           -------------------------------

                                           -------------------------------

                                   ACKNOWLEDGED AND ACCEPTED:

                                   CENTRAL PARKING CORPORATION

                                   By:  /s/
                                      -------------------------
                                      Name
                                      Title



                                   ----------------------------
                                   MONROE J. CARELL, JR.



                                   ----------------------------
                                   LEWIS KATZ



                                   ----------------------------
                                   SAUL SCHWARTZ

                                   EXHIBIT B

                            KSHC Shareholder Release

                                                                       EXHIBIT B
                                                      TO SHAREHOLDERS' AGREEMENT


                               RELEASE OF CLAIMS


     In consideration of $1.00 (the receipt and sufficiency of which is hereby acknowledged), the undersigned (the "KSHC Releasing Shareholder"), in his capacity as shareholder of Kinney System Holding Corp. (the "Parent"), for himself and his successors and assigns, hereby releases, waives, discharges and covenants not to sue each present or former officer or director of the Parent, any of its present or former subsidiaries or any of its successors and assigns by operation of law or otherwise ("KSHC Released Persons") from and against any and all claims, actions, causes of action, suits and demands whatsoever, known or unknown, fixed, conditional or contingent, in law or in equity, which the KSHC Releasing Shareholder, ever had, now has or hereafter can, shall or may have against any of the KSHC Released Persons arising out of or based upon (a) any indemnity obligation of the Parent to the KSHC Releasing Shareholder resulting from facts or circumstances existing on or before the Closing Date of any kind whatsoever and (b) the consummation of the Transactions by the Parent or by any other shareholder thereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Acquisition Agreement and Plan of Merger, dated as of November 7, 1997, among the parties named herein.


                                             /s/
                                           -------------------------------
                                           [KSHC RELEASING SHAREHOLDER]


Dated:____________, 1998.

                                  EXHIBIT C-1

                                Schwartz Release

                                                                     EXHIBIT C-1
                                                      TO SHAREHOLDER'S AGREEMENT


                                SCHWARTZ RELEASE


     In consideration for the payment of the consideration to the undersigned pursuant to the Schwartz Stock Purchase Agreement, the undersigned hereby releases, waives and discharges, covenants not to sue and agrees to hold harmless KSHC or any of its present and former Affiliates, Subsidiaries, shareholders, employees, directors, officers, representatives, agents, successors or assigns from all actions, causes of action, suits, liabilities, claims, obligations and rights whatsoever, known or unknown, fixed, conditional or contingent, in law or in equity, that the undersigned or any of his successors or assigns ever had, now has or hereafter can, shall or may have for any matters based upon or arising out of (a) the Employment and Equity Agreement, dated December 19, 1994, between Schwartz and Kinney System, Inc.,
(b) Employment Agreement dated May 17, 1991, between KSHC and Schwartz, (c) Stock Purchase Agreement, dated May 17, 1991, between Katz and Schwartz, (d) the Shareholders' Agreement, dated May 17, 1991, among Katz, Schwartz and KSHC, (e) Agreement between Kinney System, Inc. and Schwartz relating to deferred compensation for the years 1995 and 1996, (f) any promissory note issued by KSHC or any of its subsidiaries in favor of Schwartz, or (g) any similar agreement among Schwartz, Katz and/or KSHC and its consolidated Subsidiaries, and any and all claims, costs, expenses and attorneys' fees with respect to any of the foregoing. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Acquisition Agreement and Plan of Merger, dated as of November 7, 1997, among the parties named therein.




                                   ------------------------------------------
                                   Saul P. Schwartz


Dated: ____________, 1998.

                                  EXHIBIT C-2

                                  KSHC Release

                                                                     EXHIBIT C-2
                                                      TO SHAREHOLDERS' AGREEMENT

                                  KSHC RELEASE

     In consideration of $1.00 (the receipt and sufficiency of which is hereby acknowledged) the undersigned, on behalf of itself and its subsidiaries, hereby releases, waives and discharges, covenants not to sue and agrees to hold harmless Katz or Schwartz, as the case may be, or any of their respective representatives, agents, successors or assigns from all actions, causes of action, suits, liabilities, claims, obligations and rights whatsoever, known or unknown, fixed, conditional or contingent, in law or in equity, that the undersigned or any of his successors or assigns ever had, now has or hereafter can, shall or may have for any matters based upon or arising out of (a) the Employment and Equity Agreement, dated December 19, 1994, between Schwartz and Kinney System, Inc., (b) Employment Agreement dated May 17, 1991, between KSHC and Schwartz, (c) Stock Purchase Agreement, dated May 17, 1991, between Katz and Schwartz, (d) the Shareholders' Agreement, dated May 17, 1991, among Katz, Schwartz and KSHC, (e) Agreement between Kinney System, Inc. and Schwartz relating to deferred compensation for the years 1995 and 1996, (f) any promissory note issued by KSHC or any of its subsidiaries in favor of Schwartz, or (g) any similar agreement among Schwartz, Katz and/or KSHC and its consolidated Subsidiaries, and any and all claims, costs, expenses and attorneys' fees with respect to any of the foregoing. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Acquisition Agreement and Plan of Merger, dated as of November 7, 1997, among the parties named therein.



                          KINNEY SYSTEM HOLDING CORP.


                          By: /s/
                              -----------------------
                              Name:
                              Title:



Dated: ___________, 1998.

                                  EXHIBIT C-3

                                  Katz Release

                                                                     EXHIBIT C-3
                                                      TO SHAREHOLDERS' AGREEMENT




                                  KATZ RELEASE

     In consideration for the payment of the consideration to the undersigned pursuant to the Merger Agreement, the undersigned hereby releases, waives and discharges, covenants not to sue and agrees to hold harmless KSHC or any of its present and former Affiliates, Subsidiaries, Shareholders, employees, directors, officers, representatives, agents, successors or assigns from all actions, causes of action, suits, liabilities, claims, obligations and rights whatsoever, known or unknown, fixed, conditional or contingent, in law or in equity, that the undersigned or any of his successors or assigns ever had, now has or hereafter can, shall or may have for any matters based upon or arising out of
(a) the Stock Purchase Agreement, dated May 17, 1991, between Katz and Schwartz,
(b) the Shareholders' Agreement, dated May 17, 1991, among Katz, Schwartz and KSHC or (c) any similar agreement amount Schwartz, Katz and/or KSHC and its consolidated Subsidiaries, and any and all claims, costs, expenses and attorneys' fees with respect to any of the foregoing. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Acquisition Agreement and Plan of Merger, dated as of November 7, 1997, among the parties named therein.



                                            ----------------------------------
                                            Lewis Katz



Dated: _________ __, 1998.